EXHIBIT 99.1

[Letterhead of JG, P.C., Business & Corporate Law]

Robert L. Taylor

Direct:  925.463.9600 x258
Facsimile:    925.463.9644
Email:    btaylor@jgpc.com

November 5, 2014

VIA Email

Bernard Karol
bk@fidgroup.com

Re:  Lou Perches resignations

Dear Barney:

As you are aware, this office represents Louis Perches with respect to issues arising out of his involvement with Green Envirotech Holding, Inc. (“GETh”).

As you are also aware, Lou has previously informed Gary DeLaurentiis, CEO of GETh, that he was resigning as a member of the board of directors and Chief Operating Officer for GETh.  Following that communication, based the desire of Gary and/or you to have a resolution passed by the board, you asked him to execute one final action by written consent of the board of directors, stating to him, “This will be the final matter for you as a board member.”  Your statement recognizes that Lou had expressed to you that he was intending to have resigned as an officer and director, but that he apparently had assented to your request for one more action before his resignation was in effect.  As you are aware, Lou was not being represented by counsel at the time of his conversations with you, and understood from his conversation with you that signing that resolution as a “final matter” would not have any impact on his resignation.

This letter will confirm that Lou has resigned as an officer and directors GETh.  He believes that his resignations are effective as of October 6, 2014, except to the extent his execution of a unanimous written consent on October 11, 2014, as a “final matter” for him as a board member continued his position as a board member until that date, in which event he believes his resignation was effective immediately thereafter.

Additionally, in the event there is any doubt, Lou’s resignation was also intended to end any other relationships he may have had with GETh as of October 6, 2014, whether as an employee, independent contractor, or other agent.

To the extent any resignations referred to above are not already effective, this letter shall serve as notice that Lou resigns those positions and relationships immediately.

Bernard Karol
Re: Lou Perches Resignations
November 5, 2014

As you are further aware, Lou remains a shareholder in GETh. Lou additionally is willing to discuss potential further roles he may have in GETh, but beyond the shareholder relationship, no future relationship will exist unless agreed to in writing by Lou and GETh.

If you have any questions about matters raised by this letter, please let me know.

Sincerely,

JG, P.C.,
Business & Corporate Law

/s/Robert L. Taylor

Robert L. Taylor

/bt